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                                                                   EXHIBIT 10.23

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    AGREEMENT

         This Agreement (this "Agreement") is made on May 1, 2003 (the "Effective Date"), by and between IDENIX (CAYMAN) LIMITED, a corporation organized and existing under the laws of the Cayman Islands ("Idenix"), and MICROBIOLOGICA QUIMICA E FARMACEUTICA LTDA, a limited liability company organized under the laws of Brazil ("Microbiologica").

                                    RECITALS

WHEREAS, Idenix, together with its Affiliates, is a biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for life-threatening human infectious diseases, including hepatitis B virus (REV), hepatitis C virus (HCV) and HIV/AIDS; and

WHEREAS, Microbiologica is a science-based Brazilian company devoted to research and manufacturing of pharmaceutical compounds; and

WHEREAS, Microbiologica has expertise in process chemistry and manufacture of antiviral nucleosides and related technologies; and

WHEREAS, upon Idenix's request, Microbiologica: (i) adapted certain core technologies, created and developed complementary and specific synthetic and auxiliary procedures to provide Idenix with drug substances, in quantity and quality, as required for the advancement of preclinical investigations, to support acute and chronic toxicological studies and pharmaceutical formulation development, (ii) produced advanced intermediates to be used in the manufacture of cGMP batches of drug substances for clinical investigations; and (iii) provided process technology including detailed manufacturing instructions, references for the main compounds-as well as of their related substances, detailed analytical procedures and technical support to Idenix and its contractors for the compounds referred to by Idenix as telbuvidine (LdT), torcitabine (LdC), and its prodrug derivatives including val-torcitabine; and

WHEREAS, Idenix and Microbiologica desire by this Agreement to formalize, their arrangement with respect to the compounds mentioned above;

NOW THEREFORE, in consideration of the foregoing premises and the express promises contained below, Idenix and Microbiolbgica agree as follows:

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                                    ARTICLE I
                                   DEFINITIONS

The following terms as used herein will have the following meaning:

1.1 "Affiliate" will mean any corporation, partnership, or other business is entity, which is directly or indirectly controlled by Idenix or any entity which directly or indirectly controls Idenix. As used herein, "control" means owns directly or indirectly at least thirty percent (30%) of the outstanding voting securities, or, in the absence of such ownership or n the case of a non-corporate entity or a non-profit corporation, possession directly or indirectly of the power to materially influence the direction of the management and policies of such corporation or non-corporate entity.

1.2      "Agreement" has the meaning set forth in the 1st paragraph hereof.

1.3 "Combination Product" means any pharmaceutical product incorporating one or more Drug Substance(s) combined with additional active compounds or ingredients.

1.4      "Drug Substance" means the compounds referred to by Idenix as [**].

1.4 "Microbiologica Technology" means all Inventions, and any other proprietary information, works of authorship, trade secrets and know-how relating to the Drug Substances, Products or Combination Products, whether or not patentable, which have been prior to the Effective Date or are subsequent thereto discovered, invented, conceived, reduced to practice, authored or improved by Microbiologica..

1.5 "Patents" means the patent applications and patents issuing therefrom together with all divisionals, continuations, reissues, reexaminations and foreign counterparts of such applications or patents covering or relating to the Microbiologica Technology, including without limitation those patents and patent applications listed on Exhibit A (as the same may be hereinafter supplemented) hereto.

1.6 "Product(s)" means a drug product of which the active compound consists of one or more Drug Substance(s).

1.7 "Valid Claim" means a claim included among the Patents so long as such claim has not been irrevocably abandoned or held invalid in an unappealable decision of a court or other authority of competent jurisdiction.

                                   ARTICLE II
                                RESPONSIBILITIES

2.1 Assistance. Microbiologica will support the Idenix projects regarding [**] if and when rested by Idenix. Idenix has the option to select Microbiologica for this support or to contract with other suppliers of these services. If selected, Microbiologica will be compensated for

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providing such support and requested services in accordance with the terms of a separate specific Agreement. Promptly after the Effective Date and thereafter from time to time or as reasonably requested by Idenix, Microbiologica will deliver to Idenix and will permit Idenix to use, copies of such supporting records and documentation as Microbiologica has in its possession regarding the manufacture of [**]. Microbiologica will maintain records and documentation regarding its activities to support the Drug Substance projects.

2.2 Exclusive License and Disclosure of Inventions. Microbiologica hereby grants Idenix an exclusive, perpetual, irrevocable, sublicenseable, royalty-free, fully paid up (subject to Section 3.1) worldwide license to use, manufacture, have manufactured, investigate, develop, import and export, market, promote, distribute, offer to sell and sell together with the right to sublicense, Drug Substance, Products and Combination Products using the Microbiologica Technology and the Patents for the prevention, treatment, diagnosis and/or control of [**] (collectively, the "Field"). No other license or right to use the Microbiologica Technology or Patents is granted.

Microbiologica agrees to promptly and fully disclose to Idenix any and all inventions, works of authorship, discoveries, know-how or improvements conceived, reduced to practice, discovered, invented, authored, developed or made by Microbiologica or any of its employees, agents or representatives as a result of those activities previously undertaken and those which in the future may be undertaken by Microbiologica with respect to the development of Drug Substances, Products or Combination Products (collectively, the "Inventions"). All such Inventions, as applied to the said Drug Substances, their Products and Combination Products, whether or not patentable, shall be included within the license grant above for no additional compensation to Microbiologica. Inventions which are patentable will be patented according to Section 2.3 below. Microbiologica agrees to execute, without charge to Idenix, further documents as may be reasonably necessary to give effect to this section. Microbiologica further agrees to use reasonable efforts to work with Idenix to effect such protections as are available for the Inventions.

2.3 Patent Prosecution and Maintenance. Idenix, after and in consultation with Microbiologica, will prepare, file, prosecute and maintain the Patents. Microbiologica agrees to provide Idenix, or its counsel, with copies of documents, records, correspondence or other information Microbiologica receives, prepares or causes to be prepared in connection with the preparation, prosecution and maintenance of the Patents. Idenix, upon ninety (90) days advance written notice to Microbiologica, may advise Microbiologica that Idenix no longer desires to file, prosecute or maintain one or more of the Patents. In such event, Microbiologica may request that Idenix assign to Microbiologica all its rights in such Patents. In that case, Idenix agrees to provide Microbiologica, or its counsel, with copies of documents, records, correspondence or other information necessary to effect the assignment of the rights of Idenix in such Patent(s) to Microbiologica.

2.4 Patent Enforcement. Idenix may, itself or through a designee, and in its sole discretion, take any actions to protect the Patents from infringement in the Field and to protect the Microbiologica Technology from unauthorized use in the Field. Idenix or its designee may institute suit or take other action to so protect the Patents and the Microbiologica Technology in the Field in its name and/or in Microbiologica's name. Microbiologica shall promptly notify

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Idenix or its designee if Microbiologica becomes aware of any possible infringement of the Patents in the Field or unauthorized use of the Microbiologica Technology in the Field.

2.5 Invalidity Claims. Microbiologica shall promptly notify Idenix or its designee if Microbiologica becomes aware that any third party asserts that any Patent is invalid or otherwise unenforceable (an "Invalidity Claim"). Microbiologica shall cooperate with Idenix or its designee in preparing and formulating a response, and in taking other steps reasonably necessary to respond, to such Invalidity Claim. Microbiologica shall not settle or compromise any Invalidity Claim without the consent of Idenix or its designee.

2.6 Cooperation. Microbiologica shall cooperate with Idenix or its designee with respect to any actions taken pursuant to Sections 2.4 or 2.5 to the extent reasonably possible, including the joining of suit if necessary or desirable.

                                   ARTICLE III
                             FINANCIAL ARRANGEMENTS

3.1 License. In consideration for the license of the Microbiologica Technology and the Patents, Idenix will pay or cause to be paid to Microbiologica the aggregate amount of [**] Dollars (US$[**]) in accordance with this Section 3.1. The first payment in the amount of US$[**] million will be made on [**] and subsequent payments in the amount of US$[**] million will be made beginning [**] and continuing annually thereafter on each [**] or the next business day until ending on [**].

3.2 Patent Prosecution, Maintenance and Enforcement Costs. Idenix will bear all costs relating to the prosecution, maintenance, and to the extent Idenix determines to be necessary, enforcement of Patents in accordance with the exercise of Idenix's rights pursuant to Sections 2.3, 2.4 and 2.5.

                                   ARTICLE IV
                         REPRESENTATIONS OF THE PARTIES

4.1 Representations and Warranties of Idenix. Idenix represents and warrants that it is fully authorized to enter into this Agreement and that by entering into this Agreement Idenix is not in breach of any provision of any other agreement. Idenix further represents and warrants that it has, prior to the Effective Date, maintained in confidence the Microbiologica Technology.

4.2 Representations and Warranties of Microbiologica. Microbiologica represents and warrants that it is fully authorized to enter into this Agreement and that by entering this Agreement Microbiologica is not in breach of any provision of any other agreement. Microbiologica further represents and warrants that it has, prior to the Effective Date, maintained in confidence the Microbiologica Technology, except to the extent reasonably necessary to file the patent application specified in Exhibit A.

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                                    ARTICLE V
                              ADDITIONAL PROVISIONS

5.1 Confidentiality. Neither Idenix or Microbiologica shall, without the express written consent of the other party, for any reason or at any time during the term of this Agreement, disclose to third parties any information disclosed in the Microbiologica Technology. This obligation of nondisclosure shall not include third parties that are Affiliates of Idenix or Microbiologica provided that such Affiliates are subject to provisions with disclosing party that are the same or substantially the same as those included in Sections 5.1 and 5.2) and shall not extend to information:

         (a) which was in the public domain prior to the date of this Agreement, as evidenced by documents published prior to such disclosure;

         (b) which, after the date of this Agreement, comes into the public domain through no fault of a party to this Agreement;

         (c) which is disclosed to either party to this Agreement by a third party having legitimate possession of the information and the unrestricted right to make such disclosure; and

         (d) which is disclosed in the Patents after publication of such Patents.

5.2 Exceptions to Obligations of Confidentiality. Notwithstanding the provisions of Paragraph 5.1 above, and to the extent necessary:

         (a) a party may disclose and use the other party's information for purposes of securing the registration of, and of governmental approval to market, pursuant to this Agreement, any Drug Substance, Product, and/or Combination Products;

         (b) a party may disclose and use the other party's information where the disclosure and use of such will be necessary to the procurement of patent protection, pursuant to this Agreement, for any Drug Substance, Product, ,and/or Combination Products;

         (c) a party may disclose and use the other party's information to the extent that it is necessary to aid in the development and commercialization, pursuant to this Agreement, of any Drug Substance, Product, and/or Combination Products provided that any such disclosure of the disclosing party's information shall be in confidence and subject to provisions the same, or substantially the same, as those in Paragraph 5.1 hereof;

         (d) a party may disclose the other party's information to the extent required by applicable law; and

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         (e)      Microbiologica may disclose the Microbiologica Technology to a third party to commercialize the Microbiologica Technology in areas other than the Field, provided that any such disclosure of the Microbiologica Technology will be in confidence and subject to provisions the same or substantially the same, as those in Paragraph 5.1 hereof.

5.3 Term; Termination. Unless sooner terminated by mutual agreement of the parties the term of this Agreement will continue until the later of the: (1) the date of expiration of the last Valid Claim covering Patent; or (2) twenty years after the execution of this Agreement. In the event of a termination or expiration of this Agreement, the provisions of Articles II and III shall survive unless explicitly agreed to the contrary by the parties. Notwithstanding the foregoing, the obligations of confidentiality set forth in Section 5.1 and
5.2 shall survive the termination of this Agreement.

5.4 NO LIABILITY. MICROBIOLOGICA WILL NOT BE LIABLE TO IDENIX, IDENIX' CUSTOMERS, SUB LICENSEES, MARKETING PARTNERS OR AFFILIATES FOR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES RESULTING FROM DEFECTS IN THE DESIGN, TESTING, LABELING, MANUFACTURE, OR OTHER APPLICATION OF PRODUCTS OR COMBINATION PRODUCTS DEVELOPED, DESIGNED, TESTED, MANUFACTURED, MARKETED, SUBLICENSED, OR SOLD PURSUANT TO THIS AGREEMENT.

         IDENIX WILL NOT BE LIABLE TO MICROBIOLOGICA, ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, EVEN IF IDENIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

5.5 Binding Nature of Agreement; Amendments. All of the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may not be changed or modified except by a written amendment executed by an authorized representative of each Party. Microbiologica may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of Idenix. Idenix may assign its rights and obligations under this Agreement and the licenses granted hereunder, in whole or in part, without the consent of Microbiologica to any person or entity or to an Affiliate or to a person or entity which acquires all or substantially all of the assets or business of Idenix, whether by sale, merger or otherwise.

5.6 Governing Law. This Agreement will be governed by the laws of the State of New York, U.S.A. excluding its conflicts of laws principles.

5.7 Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

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5.8      Dispute Resolution. Any disputes under this Agreement not resolved by negotiation between the parties will be submitted to resolution pursuant to binding arbitration conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one appointed by Microbiologica, one appointed by Idenix and one appointed by the two arbitrators appointed respectively by Microbiologica and Idenix. The arbitration will take place in New York, New York and the decision of the arbitrators will be enforceable but not appealable in any court of competent jurisdiction.

5.9 Independent Contractors. It is understood and agreed that the relationship between the parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other.

5.10 Severability. In the event that any provision of this Agreement is held to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, unless such construction would materially alter the meaning of this Agreement.

5.11 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

IDENIX (CAYMAN) LIMITED                         MICROBIOLOGICA, LTDA

By: /s/Jean-Pierre Sommadossi, Ph.D.            By: /s/ Jaime A. Rabi, Ph.D.
    --------------------------------------          ----------------------------
Jean-Pierre Sommadossi, Ph.D.                   Jaime A. Rabi, Ph.D.
Director                                        Director

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                                    EXHIBIT A

                                     Patents

[**].

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